EXECUTION VERSION

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT is entered into as of November 8, 2019 (this “Agreement”), by and between Rand Capital Corporation, a New York corporation (the “Company”), and East Asset Management, LLC, a Delaware limited liability company (“East”) and is effective as of the closing of the transactions contemplated in the Stock Purchase Agreement (as defined below) (the “Contemplated Transactions”).

WHEREAS, the Company has entered into a stock purchase agreement with East and, solely for purposes of being bound by Sections 7.10 and 10.9(a) and (b) thereof, Rand Capital Management LLC, dated January 24, 2019 (the “Stock Purchase Agreement”) whereby East will contribute cash and assets to the Company in exchange for shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”);

WHEREAS, in connection with the Stock Purchase Agreement, the Company and East desire to enter into this Agreement setting forth certain rights and obligations with respect to the nomination of directors to the Board of Directors of the Company (the “Board”) from and after the closing of the Contemplated Transactions.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Bylaws” means the By-laws of the Company, as may be amended from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as may be amended from time to time.

“Interested Person” has the meaning set forth in Section 2(a)(19) of the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Shareholders” means holders of shares of Common Stock.

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Section 2. Board Nomination Rights.

(a) Upon completion of the Contemplated Transactions, in connection with any annual or special meeting of Shareholders at which directors shall be elected, until the date on which East ceases to beneficially own more than fifteen percent (15%) of the outstanding Common Stock, East shall have the right to designate (i) up to two (2) persons, of which at least one (1) of such person is not an Interested Person of the Company, for nomination by the Board for election to the Board if the Board is composed of fewer than seven (7) directors or (ii) up to three (3) persons, of which at least one (1) of such person is not an Interested Person of the Company, for nomination by the Board for election to the Board if the Board is composed of seven (7) or more directors (each person so designated an “East Nominee”, and such period during which East is permitted to designate an East Nominee pursuant to this Section 2(a) being the “East Nomination Period”). East shall not designate any person to be an East Nominee who it reasonably believes does not meet the requirements for director nominees as set forth in any applicable policies of the Company relating to director qualification from time to time.

(b) The Board or, if then constituted, the nominating committee of the Board or any committee performing similar functions (the “Nominating Committee”), as applicable, shall promptly and in good faith consider each East Nominee designated pursuant to Section 2(a), applying the same standards as shall be applied for the consideration of other proposed nominees of the Board. If the Board or the Nominating Committee, as applicable, reasonably determines in writing (which determination shall set forth the reasonable grounds for such determination) that any East Nominee would not be qualified under any applicable law, rule or regulation to serve as a director of the Company and fails to approve the nomination of such East Nominee, then East shall be entitled to designate another person as an East Nominee and the provisions of Section 2 shall apply to such alternate person.

(c) Subject to the requirements of the Certificate of Incorporation, Bylaws, rules of the stock exchange on which the Common Stock is then listed or applicable law, vacancies arising through the death, resignation or removal of any East Nominee who was elected or appointed to the Board pursuant to this Section 2, may be filled by the Board only with a substitute East Nominee designated by East (which East Nominee shall be subject to review by the Board or Nominating Committee, as applicable, under the standards set forth in Section 2(b)), and the director so chosen shall hold office until the next election or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(d) During the East Nomination Period, the Company shall, at least 45 days prior to the expected mailing date, (i) notify East in writing of the date on which the proxy statement in connection with an election of directors at an annual or special meeting of Shareholders is expected to be first mailed by the Company and (ii) provide a form of prospective director questionnaire eliciting information of a type customarily provided by directors or prospective directors in connection with the director nomination process (each a “D&O Questionnaire”) to be completed by each East Nominee. Following receipt of such Company notice, East shall, within 15 days after the date of the Company’s notice, (i) deliver a written notice to the Company setting forth the name and address of each East Nominee and (ii) provide a completed and signed D&O Questionnaire from each East Nominee. The Company shall provide each East Nominee with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to such East Nominee. The Company shall incorporate reasonable comments from each such East Nominee in the proxy materials relating to such matters.

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(e) In the event the Shareholders fail to elect an East Nominee to the Board at any annual or special meeting of Shareholders at which directors are elected, (i) East shall designate another person as an East Nominee and the provisions of Section 2 shall apply to such alternate person and (ii) subject to the requirements of Certificate of Incorporation, Bylaws, rules of the stock exchange on which the Common Stock is then listed or applicable law, the Board shall reasonably promptly elect such alternate East Nominee to any such vacancy on the Board resulting from the Shareholders failure to elect an East Nominee to the Board at any annual or special meeting of Shareholders at which directors shall be elected. For the avoidance of doubt, in no event shall the Board be required to appoint or elect an East Nominee to the Board if the Shareholders fail to elect to such East Nominee to the Board at such annual or special meeting of Shareholders at which directors are elected.

(f) The Company agrees that at all times during the East Nomination Period (i) subject to rules of the stock exchange on which the Common Stock is then listed or applicable law, the Bylaws and the Certificate of Incorporation shall accommodate, be subject to, and shall not in any way conflict with, East’s rights and obligations set forth herein and (ii) the Company shall not enter into any other agreements or understandings that in any way conflict with East’s rights and obligations set forth herein. The Company further agrees that it shall not enter into any agreements or understandings with any Shareholder (other than any agreement equally applicable to all Shareholders) without prior notice to East; provided, that the Company shall provide to East (x) a substantially final copy of any such agreements or understandings no later than five (5) business days prior to the signing of such agreements or understandings and (y) a fully executed copy of such agreement promptly following its execution (unless such executed agreement is available on the Securities and Exchange Commission’s EDGAR filing system).

(g) During the East Nomination Period, in the event that (i) the Board has increased the size of the Board to seven (7) or more directors from the current size of six (6) directors and (ii) East subsequently provides a written notice to the Company setting forth the name and address of an East Nominee and a completed and signed D&O Questionnaire from such East Nominee, not later than the 90th day after the date of the Company’s receipt of such written notice, the Board shall, subject to (i) the requirements of Certificate of Incorporation, Bylaws, rules of the stock exchange on which the Common Stock is then listed or applicable law and (ii) review by the Board or Nominating Committee, as applicable, of such East Nominee under the standards set forth in Section 2(b), elect such East Nominee to the Board to fill the vacancy created by the increased Board size such that there will be three (3) East Nominees on the Board.

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(h) During the East Nomination Period, East hereby agrees that (i) the method set forth in this Section 2 shall be the exclusive means for East to designate, nominate, seek to designate or seek to nominate, as applicable, any person for election as a director to the Board and (ii) it shall not, directly or indirectly, make use of, or otherwise seek to avail itself of, any other rights or means to designate, nominate, seek to designate or seek to nominate, as applicable, any person for election as a director to the Board, including pursuant to any rights available to any Shareholder under the Certificate of Incorporation, Bylaws or applicable law.

(i) The East Nomination Period shall be adjusted to the extent East’s ownership of the outstanding Common Stock falls below 15% solely as a result of a sale or other issuance of Common Stock by the Company. In the event of any sale or issuance by the Company that would have the effect of causing East’s beneficial ownership of the outstanding Common Stock to fall below 15%, the 15% threshold set forth in Section 2(a) above shall be reduced by a percentage equal to the percentage by which East’s ownership of the Common Stock was reduced as a result of such sale or issuance by the Company.

Section 3. Miscellaneous.

(a) Effective Date. This Agreement shall become effective upon the closing date of the Contemplated Transactions.

(b) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflict of laws.

(c) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities.

(d) Enforcement. Each of the parties hereto acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages. It is accordingly agreed that East, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedies, shall be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have.

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(e) Successors and Assigns. This Agreement may not be assigned, whether outright or by operation of law, by any party hereto without the prior written consent of the non-assigning party. Subject to the foregoing, this Agreement shall be binding upon the parties hereto, their heirs, executors, personal representatives, successors, and assigns.

(f) Entire Agreement; Termination. This Agreement contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein. There are no representations, agreements, arrangements or understandings, oral or written, among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein. This Agreement may be terminated at any time by written consent of all of the parties hereto.

(g) Dispute Resolution. Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its commercial arbitration rules then in effect. Claims shall be heard by a single arbitrator selected by the American Arbitration Association. The arbitration shall be conducted on an expedited basis and the place of arbitration shall be Buffalo, New York. The arbitration shall be subject to, and the arbitrator shall have the powers and rights afforded by, the rules of the American Arbitration Association. The arbitration shall be governed by the laws of the State of New York. The decision of such arbitrator, including any award of attorneys’ fees and costs, if any, may be entered in any court having thereof.

(h) Notices. All notices and demands under this Agreement and other communications required to be delivered pursuant to this Agreement, shall be in writing or by facsimile, with a copy via email (which shall not constitute notice hereunder), and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile, to the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Rand Capital Corporation

2200 Rand Building

Buffalo, New York 14203

Attn: Allen F. Grum, Chief Executive Officer

e-mail: pgrum@randcapital.com

with a copy (which shall not constitute notice) to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, New York 14202

Attention: John J. Zak. Esq.

e-mail: jzak@hodgsonruss.com

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If to East:

East Asset Management, LLC

7777 NW Beacon Square Blvd.

Boca Raton, FL 33487

Attention: Adam Gusky

e-mail: agusky@emslp.com

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP

700 Sixth St., NW, Suite 700

Washington, DC 20001

Attention: Cynthia M. Krus, Esq.

e-mail: cynthiakrus@eversheds-sutherland.com

All such notices shall be effective: (i) if delivered personally, when received (with written confirmation of receipt), (ii) if sent by overnight courier, when receipted for, (iii) if mailed by registered or certified mail (return receipt requested), three (3) days after being mailed as described above, (iv) upon transmission by facsimile if a customary confirmation of delivery is received during normal business hours and, if not, the next business day after confirmation of delivery is received and (v) if sent by electronic mail transmission, at the time of confirmation of transmission if received during normal business hours and, if not, the next business day after confirmation of transmission.

(i) Waiver. No consent or waiver, express or implied, by any party to, or of any breach or default by another party in the performance of, this Agreement shall be construed as a consent to or waiver of any subsequent breach or default in the performance by such other party of the same or any other obligations hereunder.

(j) Counterparts. This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all counterparts so executed shall constitute one agreement, binding on all the parties hereto, notwithstanding that not all the parties are signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against the Person who executed it. Facsimile and electronic signatures (i.e., PDF) to this Agreement shall be valid and will be deemed to have the same legal effect as an original signed counterpart of this Agreement.

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(k) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

(l) Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

(m) Amendments and Waivers. The provisions of this Agreement may be modified or amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

(n) Further Assistance. The parties hereto shall execute and deliver all documents, provide all information and take or refrain from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(o) No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

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IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

RAND CAPITAL CORPORATION

By:	/s/ Allen F. Grum
Name:	Allen F. Grum
Title:	President and Chief Executive Officer

EAST ASSET MANAGEMENT, LLC

By:	/s/ Adam Gusky
Name:	Adam Gusky
Title:	Chief Investment Officer

[Signature Page - Shareholder Agreement]